Exhibit 3.38

AMENDED & RESTATED LIMITED LIABILITY COMPANY AGREEMENT

STEEL DYNAMICS COLUMBUS, LLC

This AMENDED & RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is entered into effective the 16th day of September, 2014, by and among STEEL DYNAMICS, INC., an Indiana corporation (“SDI”), and STEEL DYNAMICS COLUMBUS, LLC, a Delaware limited liability company (the “Company”).

EXPLANATORY STATEMENT

COMPANY (known prior to execution of this Agreement as SEVERSTAL COLUMBUS, LLC) and SEVERSTAL COLUMBUS HOLDINGS, LLC, a Delaware limited liability company (“Severstal Holdings”), were parties to a Limited Liability Company Agreement of the Company, dated effective the 30th day of September, 2005 (the “Original Agreement”).

SDI acquired all of Severstal Holdings’ membership interests in the Company, effective as of the date hereof.

SDI has determined it would be in the best interests of the Company to amend its name to be STEEL DYNAMICS COLUMBUS, LLC, to amend and restate the Original Agreement, and to operate the Company in accordance with the terms of and conditions set forth in this Agreement.

Severstal Holdings approves of this Agreement and the admission of SDI as a member of the Company.

NOW, THEREFORE, the terms and conditions under which the limited liability company is to be organized and operated are as follows:

SECTION I

DEFINED TERMS

The following capitalized terms shall have the meanings specified in this Section I.  Other terms are defined in the text of this Agreement; and, throughout this Agreement, those terms shall have the meanings respectively ascribed to them.

“Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Agreement” means this Agreement, as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

“Company” means STEEL DYNAMICS COLUMBUS, LLC, a Delaware limited liability company, formerly known as SEVERSTAL COLUMBUS, LLC.

“Interest” means a Person’s share of the Profits and Losses of, and the right to receive distributions from, the Company.

“Involuntary Withdrawal” means, with respect to any Member, the occurrence of any of the following events:

(i)                                     the making of an assignment for the benefit of creditors;

(ii)                                  the filing of a voluntary petition of bankruptcy;

(iii)                               the adjudication as a bankrupt or insolvent or the entry against any member of an order for relief in any bankruptcy or insolvency proceeding;

(iv)                              the filing of a petition or answer seeking for any Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation;

(v)                                 the seeking, consenting to, or acquiescence in the appointment of a trustee for, receiver for, or liquidation of any Member or of all or any substantial part of such Member’s properties;

(vi)                              the filing of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against any Member in any proceeding described in Subsections (i) through (v);

(vii)                           any proceeding against any Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, continues for one hundred twenty (120) days after the commencement thereof, or the appointment of a trustee, receiver, or liquidator for any Member or all or any substantial part of such Member’s properties without such Member’s agreement or acquiescence, which appointment is not vacated or stayed for one hundred twenty (120) days or, if the appointment is stayed, for one hundred twenty (120) days after the expiration of the stay during which period the appointment is not vacated; or

(viii)                        the death or adjudication by a court of competent jurisdiction as incompetent of any Member who is an individual to manage such Member’s person or property.

“Manager” means the Person who has the right and authority to manage the affairs and make all decisions of the Company.

“Member” means the Person signing this Agreement and any Person who subsequently is admitted as a member of the Company, and following the death of any Member, any Successor to the Interests of such Member.

“Member Action” means authorization by the Members owning more than fifty percent (50%) of the Company Interests.

“Membership Rights” means all of the rights of a Member in the Company, including a Member’s: (i) Interest; (ii) right to inspect the Company’s books and records; (iii) right to vote on matters coming before the Company as provided in this Agreement.

“Person” means and includes an individual, corporation, partnership, association, limited liability company, trustee, estate, or other entity.

“Profit” and “Loss” means, for each taxable year of the Company (or other period for which Profit or Loss must be computed) the Company’s taxable income or loss determined in accordance with the Code.

“Successor” means any Person(s) to whom all or any part of an Interest is transferred either because of (i) the death of the last remaining Member who is an individual, and the Person(s) is the decedent’s personal representative(s), who, effective as of the date of death of such Member and within ninety (90) days following the death of such Member, agrees in writing to continue the business of the Company and to the admission of the personal representative(s) or the personal representative’s nominee or designee to the Company as a Member, or (ii) an assignment of any Member’s Interest due to such Member’s Involuntary Withdrawal.

“Transfer” means, when used as a noun, any voluntary sale, hypothecation, pledge, assignment, attachment, or other transfer, and, when used as a verb, means voluntarily to sell, hypothecate, pledge, assign, or otherwise transfer.

“Withdrawal” means a Member’s dissociation from the Company by any means.

SECTION II

FORMATION, NAME, OFFICE, PURPOSE & TERM

2.1.                            Organization. The Company was organized pursuant to the Act upon the filing of Certificate of Formation with the Delaware Secretary of State on August 10, 2005, which Certificate was amended upon the filing of a Certificate of Amendment with the Delaware Secretary of State on December 30th, 2008 to amend its name to Severstal Columbus, LLC.

2.2.                            NAME OF COMPANY.  The name of the Company is “STEEL DYNAMICS COLUMBUS, LLC.”  The Company may do business under that name and under any other name or names upon which the Members, by Member Action, may determine. If the Company does business under a name other than that set forth in its Certificate of Formation, then the Company shall file an assumed business certificate as required by law.

2.3.                            PURPOSE.  Company is organized to have all of the powers permitted by the Act, as amended from time to time.

2.4.                            PRINCIPAL OFFICE.  The principal office of the Company shall be located at 1945 Airport Road, Columbus, Mississippi 39701, or at any other place which the Manager, may determine.

2.5.                            RESIDENT AGENT.  The name and address of the Company’s resident agent in the State of Delaware shall be Resident Agent Services, Inc., 1679 S. Dupont Hwy., Suite 100, Dover, Delaware 19901.

2.6.                            MEMBERS.  The name and present mailing address of the sole Member is Steel Dynamics, Inc., 7575 West Jefferson Blvd,, Fort Wayne, Indiana 46804.

SECTION III

MEMBERS, CAPITAL & CAPITAL ACCOUNTS

3.1.                            NO OTHER CAPITAL CONTRIBUTIONS REQUIRED.  No Member shall be required to contribute any capital to the Company, and except as set forth in the Act, no Member shall have any personal liability for any obligations of the Company.

3.2.                            LOANS.  Any Member may, at any time, make or cause a loan to be made to the Company in any amount and on those terms upon which the Company and the Member agree.

SECTION IV

PROFIT, LOSS & DISTRIBUTIONS

4.1.                            DISTRIBUTIONS.  Net income for each taxable year of the Company shall be distributed to the Members at the discretion of the Manager.

4.2.                            ALLOCATION OF PROFIT OR LOSS.  All Profit or Loss shall be allocated to the Member.

4.3.                            LIQUIDATION & DISSOLUTION. If the Company is liquidated, the assets of the Company shall be distributed to the Member or to a Successor or Successors.

SECTION V

Management; Rights and Duties of Member

5.1.                            Management in General.  The business and affairs of the Company shall be managed under the direction and control of a manager (the “Manager”), who need not be a Member.  The Manager initially shall be the Member.  All powers of the Company shall be exercised by or under the authority of the Manager.  Decisions of the Manager within the Manager’s scope of authority shall be binding upon the Company and the Member.

5.2.                            Decisions of Member.  The following decisions shall be reserved to the Member:

(a)  the designation, appointment, election, removal or replacement of the Manager;

(b)  the merger or consolidation of the Company with any other entity;

(c)  the sale of all or substantially all of the assets of the Company;

(d)  the winding up or dissolution of the Company; and

(d)  any other decision reserved for the Member in this Agreement or the Act.

5.3.                            No Duty to Record Decisions, Etc.  The Manager shall have no duty to record in writing or otherwise any decision made, and the Manager’s failure to make any such record shall not impair the validity of any such decision.

5.4.                            Officers.  The Manager may designate, appoint, and assign titles to (including, without limitation, the titles of President, Vice-President, Secretary and Treasurer) individuals, who need not be members of the Company, who shall serve at the pleasure of the Manager, to exercise the authority of the Manager within limits prescribed by the Manager from time to time (the “Officers”).  The initial Officers are set forth on the attached Exhibit A.

SECTION VI

TRANSFER OF INTERESTS & WITHDRAWALS OF MEMBERS

6.1.                            TRANSFERS. Any Member may Transfer all, or any portion of, or such Member’s interest or rights in, such Member’s Membership Rights to one or more Successors. Any other Transfer of all or any portion of a Member’s interest or rights in such Member’s Membership Rights shall require the unanimous written consent of the other Members.

6.2.                            TRANSFERS TO SUCCESSOR.  In the event of any Transfer of all or any part of a Member’s Interest to a Successor, Successor shall thereupon become a Member and the Company shall be continued.

6.3.                            WITHDRAWAL OF MEMBER.  No Member shall have any right to withdraw from the Company without the consent of all other Members.

SECTION VII

DISSOLUTION, LIQUIDATION & TERMINATION OF THE COMPANY

7.1.                            EVENTS OF DISSOLUTION.  Except as required under the Act, the Company shall be dissolved upon the written agreement of all Members to dissolve the Company.

7.2.                            PROCEDURES FOR WINDING UP & DISSOLUTION.  If the Company is dissolved, the affairs of the Company shall be wound up. On winding up of the Company, the assets of the Company shall be distributed, first, to creditors of the Company in satisfaction of the liabilities of the Company, and then to the Persons who are the Members of the Company in proportion to their Interests.

7.3.                            FILING OF ARTICLES OF DISSOLUTION.  If the Company is dissolved, Articles of Dissolution shall be promptly filed with the Delaware Secretary of State.  If there are no remaining Members, the Articles shall be filed by the last Person to be a Member; if there are no remaining Members, or a Person who last was a Member, the Articles shall be filed by the legal or personal representatives of the Person who last was a Member.

SECTION VIII

INDEMNIFICATION

8.l.                                RIGHT TO INDEMNIFICATION. Subject to the limitations and conditions as provided in this Section VIII, each natural person, partnership, limited liability company, trust, estate, association, corporation custodian, nominee or any other individual or entity in its own or any representative capacity (“Person”) who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or arbitrative or in the nature of an alternative dispute resolution in lieu of any of the foregoing (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that such Person, or a Person of which such

Person is the legal representative, is or was a Member, manager, director or officer or, in each case, a representative thereof, shall be indemnified by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, reasonable attorneys’ and experts’ fees) actually incurred by such Person in connection with such Proceeding, appeal, inquiry or investigation (each a “Loss”), unless (in the case of a director or officer) such Loss shall have been the result of gross negligence, fraud or intentional misconduct by such Person, in which case such indemnification shall not cover such Loss to the extent resulting from such gross negligence, fraud or intentional misconduct Indemnification under this Section VIII shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Section VIII shall be deemed contract rights, and no amendment, modification or repeal of this Section VIII shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals; inquiries or investigations arising prior to any amendment, modification or repeal. Notwithstanding anything in this Section 8.1 to the contrary, the indemnification provided by this Section 8.1 shall only apply to Proceedings brought by third party claimants against such Member, director or officer and not Proceedings brought by the Company against such Member; director or officer.

Section 8.2                        ADVANCE PAYMENT. The right to indemnification conferred in this Section VIII shall include the right to be paid or reimbursed by the Company for the reasonable expenses incurred by a Person (other than a director or officer of the Company or any of its Subsidiaries thereof in respect of claims by the Company or any of its Subsidiaries thereof against such director or officer in such director’s or officer’s capacity as such) entitled to be indemnified under Section 8.1 who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of his or her good faith belief that he has met the standard of conduct necessary for indemnification under this Section VIII and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Section VIII or otherwise.

8.3.    INDEMNIFICATION OF EMPLOYEES AND AGENTS.  The Company, at the direction of the Member, may indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to a Member, manager, director or officer under Sections 8.1 and 8.2.

8.4.    APPEARANCE AS A WITNESS. Notwithstanding any other provision of this Section VIII, the Company may pay or reimburse reasonable out-of-pocket expenses incurred by a Member, manager, director, officer, employee or agent of the Company in connection with such Person’s appearance as a witness or other participation in a Proceeding at a time when such Person is not a named defendant or respondent in the Proceeding.

8.5.   NONEXCLUSIVITY OF RIGHTS. The right to indemnification and the advancement and payment of expenses conferred in this Section VIII shall not be exclusive of any other right that a Member, director, officer or other Person indemnified pursuant to this Section VIII may have or hereafter acquire under any law (common or statutory) or provision of this Agreement.

8.6.   INSURANCE. The Company shall obtain and maintain, at its expense, insurance to protect the Member, directors and officers and employees and agents of the Company from any expense, liability or loss arising out of or in connection with such Person’s status and actions as a Member, manager, director, officer, employee or agent.  In addition, the Company may, without further approval, but is not obligated to, purchase and maintain insurance, at its expense, to protect itself and any other Member, manager, director or officer, or employee or agent of the Company who is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of a foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Section VIII.

8.7.   SAVINGS CLAUSE. If this Section VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Person indemnified pursuant to this Section VIII as to costs, charges and expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any such Proceeding, appeal, inquiry or investigation to the full extent permitted by any applicable portion of this Section VIII that shall not have been invalidated and to the fullest extent permitted by applicable law.

8.8.  LIMITATION ON BENEFITS.  Notwithstanding the above, any Person having the benefit of this Section VIII prior to September 16, 2014, shall continue to have the benefit of this Section VIII for a period continuing through September 16, 2020, but not thereafter.

SECTION IX

SERVICES BY MANAGERS

No Manager shall receive a regular salary or fees for services rendered in management or operation of the Company, business or property unless specifically approved by the Members, by Member Action, in a written agreement specifying the nature of the services to be provided and the compensation (including any fringe benefits) to be paid for such services.

SECTION X

GENERAL PROVISIONS

10.1.                     ASSURANCES.  The Manager shall execute, or cause to be executed, all such certificates and other documents and shall do all such filing, recording, publishing, and other acts as they deem appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.

10.2.                     APPLICABLE LAW.  All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of Delaware.

10.3.                     SECTION TITLES.  The headings herein are inserted as a matter of convenience only, and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

10.4.                     BINDING PROVISIONS.  This Agreement is binding upon, and inures to the benefit of, the Members and their respective heirs, executors, administrators, personal and legal representatives, Successors, and permitted assigns.

10.5.                     TERMS.  Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require.

10.6.                     SEPARABILITY OF PROVISIONS.  Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

10.7.                     ANNUAL ACCOUNTING PERIOD. The annual accounting period of the Company shall be its taxable year. The Company’s taxable year shall be selected by the Manager, subject to the requirements and limitations of the Code.

[signature page follows]

IN WITNESS WHEREOF, the Member executed, or caused this Agreement to be executed as of the date set forth hereinabove.

MEMBER

STEEL DYNAMICS, INC.

By:	/s/ Richard A. Poinsatte
Richard A. Poinsatte, Vice President

COMPANY

STEEL DYNAMICS COLUMBUS, LLC

By: STEEL DYNAMICS, INC.

By:	/s/ Richard A. Poinsatte
Richard A. Poinsatte, Vice President

This Amended & Restated Limited Liability Company Agreement of Steel Dynamics Columbus, LLC is acknowledged and agreed by Severstal Columbus Holdings, LLC on the date first written above.

SEVERSTAL COLUMBUS HOLDINGS, LLC

By:	/s/ Martin Szymanski
Name:	Martin Szymanski
Title:	Vice President

i

EXHIBIT A

Mark D. Millett — President

Richard P. Teets, Jr. - Vice President

Theresa E. Wagler — Vice President & Secretary

Richard A. Poinsatte - Vice President & Assistant Secretary

Kent Weber - Assistant Secretary

Chris Graham — Vice President